Exhibit 99.1
DTE Energy announces several senior executive appointments
March 1, 2016
DTE Energy announces several senior executive appointments
DETROIT - DTE Energy today announced several senior executive changes to become effective April 4, 2016.
Steve Kurmas, president and chief operating officer (COO), is appointed vice chairman of DTE Energy. In this new role, Kurmas, who began with MichCon as an engineer, will lead several large-scale projects critical to the company’s future success. Kurmas has announced plans to retire in 2017 after 38 years of service with the company.
Kurmas serves on the board of directors of the Detroit Regional Chamber of Commerce and YMCA Southeast Michigan. He is also treasurer of the board of directors of the Engineering Society of Detroit and the Michigan Economic Development Foundation.

Jerry Norcia, president and COO of DTE Electric and Gas Storage and Pipelines, has been named president and COO for DTE Energy, succeeding Kurmas. Norcia will be responsible for the strategic oversight and operation of DTE’s electric and gas businesses, Major Enterprise Projects and Customer Service. He also will lead the company’s non-utility Gas Storage and Pipelines and Power and Industrial businesses.
Norcia joined DTE Energy in 2002. During his tenure, he has grown DTE's midstream business from a small business to one that is projected to earn $170 million by 2020. While leading the customer service and electric business, Norcia has driven a customer-focused effort, leveraging major investments to dramatically improve electric reliability and customer service levels. Norcia serves on the board of directors for Invest Detroit and is a trustee for The Skillman Foundation.
“Steve Kurmas is an extraordinary leader who has contributed greatly to the success of DTE over his tenure with the company,” said Gerry Anderson, chairman and CEO, DTE Energy. “More recently, Steve has served as a strong mentor for Jerry Norcia. Our Board of Directors and I are confident that Jerry, with his broad and deep knowledge of the gas industry and successful operation of the electric company, is now ready to step into the President and COO role. We expect Jerry will take his passion for operational and customer excellence across all of our operations.”
Trevor Lauer, senior vice president, Distribution Operations, is appointed president and COO, DTE Electric. Lauer succeeds Norcia and will be responsible for leading the company’s largest business unit, DTE Electric.
Lauer joined DTE Energy in 2005, and has led a number of initiatives to improve overall reliability of the company’s distribution system, while keeping energy costs affordable and below the national average. Lauer is active on several boards, including the Cranbrook Educational Community, the Detroit Regional Chamber Foundation and the Parade Company.
“Since joining DTE Energy, Trevor has developed into a strong operational leader who is having a positive impact in an organization where we are making major investments to improve reliability and customer satisfaction,” Anderson said. “Having him continue to lead that investment program while expanding his responsibility for other areas will be important to sustaining the progress we are making on behalf of our customers.”

About DTE Energy
DTE Energy (NYSE:DTE) is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include an electric utility serving 2.1 million customers in Southeastern Michigan and a natural gas utility serving
1.2 million customers in Michigan. The DTE Energy portfolio includes non-utility energy businesses focused on power and industrial projects, natural gas pipelines, gathering and storage, and energy marketing and trading. As one of Michigan's leading corporate citizens, DTE Energy is a force for growth and prosperity in the 450 Michigan communities it serves in a variety of ways, including philanthropy, volunteerism and economic progress. Information about DTE Energy is available at dteenergy.com, twitter.com/dte_energy and facebook.com/dteenergy.

For further information, members of the media may call:
Stephanie Beres, DTE Energy, 313.235.5555

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